PARADIGM OIL AND GAS, INC.

FOR IMMEDIATE RELEASE

OFFICE CONSOLIDATION & MOVING

PARADIGM OIL AND GAS, INC. – CALGARY, ALBERTA – (BUSINESS WIRE) April 27, 2006 – The Board of Directors of PARADIGM OIL AND GAS, INC. (“Paradigm” or the “Corporation”) (OTC-BB: POGI) today announced the consolidation of all operations in Calgary, Alberta and the closing of the Vancouver, B.C. offices effective at the close of business on Friday, April 28, 2006.

On April 30, 2006, Paradigm Oil And Gas, Inc. will be closing its Vancouver administration and investor relations offices and consolidating all operations at its principal office in Calgary Alberta. This action is in line with the Board’s objective to minimize Paradigm’s administrative costs and to direct the maximum amount of capital available to our exploration and development activities and the further enhancement of the value of the Corporation.

Effective Monday May 01, 2006, the office address for the Corporation will become 734 7th Avenue S.W. Suite 460, Calgary, Alberta, Canada T2P 3P8. The telephone number for the Corporation will become (403) 262-4716. All other locations and contact numbers will cease operation on that day.

About Paradigm Oil And Gas, Inc..

Paradigm is a junior oil and gas exploration company headquartered in Calgary, Alberta Canada. Its management believes in taking interests in low risk Western Canadian energy projects and developing them jointly with experienced operators maintaining low overheads for the Company. It currently holds interests in the Todd Creek and Hillsprings exploration projects with Win Energy of Calgary, Alberta and in the Sawn Lake oil sands project on 63 contiguous sections in North Western Alberta.

For full details of Paradigm’s results, management discussion and analysis of operations, please refer to the Company’s SEC EDGAR filings at www.sec.gov/edgar.

On Behalf of the Board of Directors,

“Wiktor Musial”
President

This news release may include forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from the Corporations' expectations and estimates and from the forward looking statements contained herein. The statements expressed reflect the Corporation’s current expectations regarding the future results of operations, performance and projected achievements. Forward-looking statements are often, but not always, identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project” “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions. By their nature, forward-looking statements involve assumptions and known and unknown risks and uncertainties that may cause actual future results to differ materially from those contemplated. These risks include such things as our ability to acquire new projects at a cost commensurate with the Corporation’s financial activities, the volatility of oil and gas prices, commodity supply and demand, fluctuations in currency and interest rates, ultimate recoverability of reserves, timing and costs of drilling activities and pipeline construction, new regulations and legislation and availability of capital. Please refer to the Company's filings with the Securities and Exchange Commission (“SEC”) for more detail as to the nature of these risks and uncertainties. Although Paradigm believes that the expectations represented by these forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

Contact:

Paradigm Oil And Gas, Inc.
Wiktor Musial, President
403-262-4716